FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of September 30, 1996 (the "First Amendment") to that Credit Agreement referenced below is by and among THE MANITOWOC COMPANY, INC., a Wisconsin corporation (the "Borrower"); THE GUARANTORS THEREUNDER being identified on the signature pages hereto (as referenced and defined in the Credit Agreement, the "Guarantors"), the Lenders and Co-Agent identified therein and NATIONSBANK, N.A., as Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement referenced below.

                      W I T N E S S E T H :

     WHEREAS, the Lenders established a $180 million credit facility in favor of the Borrower pursuant to the terms of that Credit Agreement dated as of December 1, 1995 (as amended and modified, the "Credit Agreement") among the Borrower, certain of its Subsidiaries, as guarantors, the Lenders and Co-Agent identified therein, and NationsBank, N.A., as Agent;

     WHEREAS, the Borrower has proposed making a $30 million prepayment on the Term Loan and has requested in connection therewith, among other things, adjustment of the amortization schedule relating to the Term Loan, increase in the Revolving Committed Amount, adjustment of the pricing and financial covenants and modification of the restrictions on acquisitions;

     WHEREAS, the Lenders have agreed to the requested modifications on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


     A.   The Credit Agreement is amended in the following respects.

          1. The reference to "Section 8.5(b)" in the definition of "Pro Forma Basis" in Section 1.1 is amended and modified to refer instead to "Section 8.4(c)".

          2. The Revolving Committed Amount as referenced and defined in Section 2.1(a) shall be increased simultaneously with the prepayment on the Term Loan on the date hereof from "FIFTY-FIVE MILLION DOLLARS ($55,000,000)" to SIXTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($62,500,000) and thereafter shall be simultaneously increased again at the time of the additional prepayment of the Term Loan on October 8, 1996 to "EIGHTY-FIVE MILLION DOLLARS ($85,000,000)".

          3. The principal balance outstanding on the Term Loan as of the date hereof is ONE HUNDRED SEVENTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($117,500,000). The Borrower has made prepayment on the Term Loan on the date hereof in the amount of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000) and given notice of its intent to make an additional prepayment of TWENTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($22,500,000) on October 8, 1996. Upon the making of such prepayments the amortization schedule for repayment of the remaining principal amount of the Term Loan (being $87,500,000) shall be payable as follows:

     Payment Date                                Amount
     ---------------------                   --------------

     December 31, 1996                       $ 1,134,757.00
     March 31, 1997                          $ 2,743,794.25
     June 30, 1997                           $ 2,743,794.25
     September 30, 1997                      $ 2,743,794.25
     December 31, 1997                       $ 2,743,794.25
     March 31, 1998                          $ 3,727,836.75
     June 30, 1998                           $ 3,727,836.75
     September 30, 1998                      $ 3,727,836.75
     December 31, 1998                       $ 3,727,836.75
     March 31, 1999                          $ 4,711,879.25
     June 30, 1999                           $ 4,711,879.25
     September 30, 1999                      $ 4,711,879.25
     December 31, 1999                       $ 4,711,879.25
     March 31, 2000                          $ 4,711,879.25
     June 30, 2000                           $ 4,711,879.25
     September 30, 2000                      $ 4,711,879.25
     December 31, 2000                       $ 4,711,879.25
     March 31, 2001                          $ 5,695,921.25
     June 30, 2001                           $ 5,695,921.25
     September 30, 2001                      $ 5,695,921.25
     December 31, 2001                       $ 5,695,921.25
                                             --------------
                                             $87,500,000.00

          4. The last sentence of Section 3.3(c) is amended to read as follows:

     "Amounts prepaid on the Term Loan shall be applied to, and serve to reduce, the remaining scheduled principal payments pro rata, and may not be reborrowed."

          5. Section 7.9(b) relating to the Consolidated Funded Debt Ratio is amended to read as follows:

     "(b) Consolidated Funded Debt Ratio. There shall be maintained as of the end of each fiscal quarter to occur during the periods shown below a Consolidated Funded Debt Ratio of not greater than:

             Period
             ------

     From the date of the First Amendment         3.50:1.0
     (being September 30, 1996)
     through December 30, 1996

     December 31, 1996 through                    3.25:1.0
       December 30, 1997

     December 31, 1997 and thereafter             2.75:1.0"

          6. Subsection (b) of Section 8.4 is amended and a new subsection (c) is added to read as follows:

          (b) enter into any transaction of merger or consolidation, provided, however, that so long as no Default or Event of Default would be directly or indirectly caused as a result thereof,

               (i) a Domestic Subsidiary may merge or consolidate with another Domestic Subsidiary, provided that (A) the Borrower shall be the surviving entity if it is a party thereto and (B) a Domestic Credit Party will be the surviving entity if it is a party thereto or such surviving Subsidiary becomes a Domestic Credit Party pursuant to the terms of Section 7.10(a) immediately after the consummation of such merger or consolidation;

               (ii) a Foreign Subsidiary may merge or consolidate with any other Foreign Subsidiary;

               (iii) a Foreign Subsidiary may merge or consolidate with a Domestic Subsidiary, provided that the Domestic Subsidiary shall be the surviving entity and the applicable conditions set forth in Section 7.10 are complied with in connection therewith; and

               (iv) a Subsidiary may merge or consolidate with any Person that is not a Subsidiary, provided that the applicable conditions set forth in Section 7.10 and Section 8.4(c) are complied with in connection with such acquisition by merger or consolidation.

     As used herein: "Domestic Subsidiary" means any Subsidiary which is incorporated or organized under the laws of any State of the United States or the District of Columbia; "Foreign Subsidiary" means any Subsidiary which is not a Domestic Subsidiary; and "Domestic Credit Party" means any Credit Party which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

          (c) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) (i) all or any portion of the capital stock or securities of any other person or
     (ii) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial part of the property of any other person or except

               (A) where the aggregate cost (including all cash paid, seller financing provided, debt assumed and stock transferred in respect thereof) of any such individual acquisition shall not exceed $25,000,000;

               (B) where the aggregate cost (including all cash paid, seller financing provided, debt assumed and stock transferred in respect thereof) of all such acquisitions shall not exceed $50,000,000 in any calendar year;

               (C) if such acquisition is of the capital stock or securities of a Person, such Person shall (after giving effect to such acquisition of capital stock or securities) be a Subsidiary of the purchaser; and

               (D) no Default or Event of Default would exist after giving effect to any such acquisition on a Pro Forma Basis.

          6. Schedule 2.1(a) is amended as attached to reflect the increase in Revolving Commitments.

          7. Schedule 2.1(d) is amended as attached to reflect the modification in pricing under the definition of "Applicable
Percentage."

B.  The Credit Parties hereby represent and warrant that:

          (a) the representations and warranties made and contained in the Credit Agreement (other than those which expressly relate to a prior period and after taking into account any changes permitted or contemplated or not prohibited by the Credit Agreement) are true and correct in all material respects as of the date of this First Amendment; and

          (b) no Default or Event of Default exists and is continuing under the Credit Agreement as of the date of this First Amendment.

     C. This First Amendment shall be effective upon receipt by the Agent of the following in form and substance satisfactory to the
Lenders:

          (a) Executed Documents. This First Amendment executed by each of the Credit Parties and each of the Lenders and executed copies of the Amended and Restated Revolving Notes reflecting the increase in Revolving Commitments.

          (b) Legal Opinion. Legal opinions of counsel to the Credit Parties regarding the enforceability of this First Amendment and the promissory notes executed in connection herewith.

          (c) Other Information. Such other information and documents as the Administrative Agent may reasonably request.

     D. The Borrower will execute such additional documents as are reasonably requested by the Agent to reflect the terms and conditions of this First Amendment.

     E. Except as modified hereby, all of the terms and provisions of the Credit Agreement (and Exhibits) remain in full force and effect.

     F. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this First Amendment, including without limitation, the reasonable fees and expenses of the Agent's legal counsel.

     G. This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this First Amendment to produce or account for more than one such counterpart.

     H. This First Amendment and the Credit Agreement, as amended hereby, shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with the laws of the State of North Carolina.


          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this First Amendment to be duly executed and delivered as of the date and year first above written.

                              BORROWER:

                              THE MANITOWOC COMPANY, INC.
                                a Wisconsin corporation


                              By: /s/ Phil Keener
                                 _________________________
                              Name:  Phil Keener
                              Title: Treasurer

                              GUARANTORS:

                              MANITOWOC MEC, INC.,
                                a Nevada corporation
                              MANITEX, INC.,
                                a Texas corporation
                              FEMCO MACHINE COMPANY, INC.,
                                a Nevada corporation
                              WEST-MANITOWOC, INC.,
                                a Wisconsin corporation
                              MANITOWOC-FORSYTHE CORP.,
                                a New York corporation
                              NORTH CENTRAL CRANE & EXCAVATOR
                              SALES CORP.,
                                a Nevada corporation
                              MANITOWOC WESTERN COMPANY, INC.,
                                a Wisconsin corporation
                              THE SHANNON GROUP, INC.,
                                a Delaware corporation
                              MANITOWOC RE-MANUFACTURING, INC.,
                                a Wisconsin corporation
                              KOLPAK MANUFACTURING COMPANY,
                                a Tennessee corporation
                              MANITOWOC EQUIPMENT WORKS, INC.,
                                a Nevada corporation
                              MANITOWOC NEVADA, INC.,
                                a Nevada corporation



                              By: /s/ Phil Keener
                                 ______________________________
                              Name: Phil Keener
                              Title: Treasurer
                                    for each of the foregoing


                              LENDERS:

                              NATIONSBANK, N.A.,
                              in its capacity as Agent and as a
                              Lender

                              By: /s/ Stephen K Foutch
                                 _______________________________
                              Title:  Vice President

                              BANK OF AMERICA ILLINOIS
                              in its capacity as Co-Agent and as
                              Lender

                              By: /s/ Rob Ritter
                                 _______________________________
                              Title:  Vice President

                              THE BANK OF NOVA SCOTIA

                              By: /s/ John Malloy
                                 _______________________________
                              Title:  Vice President

                              THE FIRST NATIONAL BANK OF CHICAGO

                              By: /s/ Richard Marquez
                                 _______________________________
                              Title:  Vice President

                              FLEET BANK

                              By: /s/ Juan M. Csillagi
                                 _______________________________
                              Title:  Senior Vice President

                              THE NORTHERN TRUST COMPANY

                              By: /s/ Julie Wigdale
                                 _______________________________
                              Title: Vice-President

                              THE LONG-TERM CREDIT BANK OF
                              JAPAN, LTD. CHICAGO BRANCH

                              By: /s/ John R. Carley
                                 _______________________________
                              Title:  Vice President and
                                      Deputy General Manager

                              THE BANK OF NEW YORK

                              By: /s/ Richard A. Raffetto
                                 _______________________________
                              Title:  Assistant Vice President

                              ASSOCIATED BANK LAKESHORE NATIONAL
                              ASSOCIATION

                              By:/s/ Scott Yeoman
                                 _______________________________
                              Title:  Senior Vice President


                                          Schedule 2.1(a)
                                      Schedule of Lenders and
                                            Commitments

                      Revolving      Revolving       LOC           LOC         Term Loan     Term Loan
                      Committed     Commitment    Committed    Commitment      Committed     Committed
     Lender            Amount       Percentage      Amount     Percentage       Amount       Percentage
----------------   --------------  ------------  ------------  -----------  --------------   ----------
NationsBank, N.A.  $14,166,666.95   16.666667%  $1,666,666.67   16.666667%  $20,833,833.34    16.666667%

Bank of America,   $14,166,666.95   16.666667%  $1,666,666.67   16.666667%  $20,833,833.34    16.666667%
Illinois

The Bank of Nova   $ 9,444,443.50   11.11111%   $1,111,111.11   11.11111%   $13,888,888.89    11.11111%
Scotia

The First          $ 9,444,444.50   11.11111%   $1,111,111.11   11.11111%   $13,888,888.89    11.11111%
National Bank of
Chicago

Fleet Bank         $ 9,444,444.50   11.11111%   $1,111,111.11   11.11111%   $13,888,888.89    11.11111%

The Northern       $ 9,444,444.50   11.11111%   $1,111,111.11   11.11111%   $13,888,888.89    11.11111%
Trust Company

The Long-Term      $ 7,083,330.50    8.33333%   $  833,333.33    8.33333%   $10,416,666.67     8.33333%
Credit Bank of
Japan, Ltd.
Chicago Branch

The Bank of New    $ 7,083,333.50    8.33333%   $  833,333.33    8.33333%   $10,416,666.67     8.33333%
York

Associated         $ 4,722,222.00    5.55556%   $  555,555.56    5.55556%   $ 6,944,444.45     5.55556%
Bank
Lakeshore,
N.A.
                   --------------   ---------   -------------  ----------   --------------    --------
                   $85,000,000.00  100.00000%  $10,000,000.00  100.00000%    $125,000,000    100.00000%


                                          Schedule 2.1(d)
                                       Applicable Percentage




                                      Applicable            Applicable             Applicable
                                      Percentage            Percentage             Percentage
                                          for                   for                    for
                                    Base Rate Loans       Eurodollar Loans         Commitment Fee
                                                                and
                                                         Letter of Credit Fee
                                   -----------------    ---------------------     ----------------
Pricing       Consolidated
 Level       Funded Debt Ratio  Interest Coverage Ratio  Interest Coverage Ratio
 -----       -----------------
                                 =>3.0:1.0   <3.0:1.0     =>3.0:1.0   <3.0:1.0
                                 ---------   --------     ---------   --------

V              =>3.0:1.0             0%        .250%        1.250%      1.500%          .375%
IV        <3.0:1.0 but =>2.5:1.0     0%        .250%        1.000%      1.250%          .250%
III       <2.5:1.0 but =>2.0:1.0     0%        .250%         .750%      1.000%          .225%
II        <2.0:1.0 but =>1.5:1.0     0%        .250%         .625%       .875%         .1875%
I               <1.5:1.0             0%        .250%         .500%       .750%          .150%